Exhibit 99.1

SandRidge Permian Trust Announces Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas April 27, 2017 — SANDRIDGE PERMIAN TRUST (NYSE: PER) today announced a quarterly distribution for the three-month period ended March 31, 2017 (which primarily relates to production attributable to the Trust’s interests from December 1, 2016 to February 28, 2017) of $6.8 million, or $0.130 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before May 26, 2017 to holders of record as of the close of business on May 12, 2017.

During the three-month production period ended February 28, 2017, combined sales volumes were slightly lower than the previous period; however, oil, natural gas and natural gas liquids (“NGL”) prices increased. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

The Trust owns royalty interests in oil and natural gas properties in the Central Basin Platform of the Permian Basin in Andrews County, Texas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, NGL and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	147
NGL (MBbl)	19
Natural Gas (MMcf)	70
Combined (MBoe)	178
Average Price
Oil (per Bbl)	$48.97
NGL (per Bbl)	$21.99
Natural Gas (per Mcf)	$2.73
Natural Gas (per Mcf) including impact of post-production expenses	$2.53
Revenues	$7,829
Expenses	1,004
Distributable income available to unitholders	$6,825
Distributable income per unit (52,500,000 units issued and outstanding)	$0.130

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge Energy, Inc. (“SandRidge”) with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Permian Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
919 Congress Avenue, Austin, TX 78701